                                                                     Exhibit 4.2


                    BOND PURCHASE AND PAYING AGENCY AGREEMENT

                                    MBIA Inc.
                            Armonk, New York, U.S.A.

                                 CHF 175,000,000
                            4.50 % Bonds 2000 - 2010

                             (with reopening clause)

                                  Lead-Manager:
                        Deutsche Bank Aktiengesellschaft
                          Frankfurt a.M., Zurich Branch

                             HOMBURGER RECHTSANWALTE
                               ZURICH, SWITZERLAND
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TABLE OF CONTENTS                                                  PAGE

            Parties                                                3
I.          Subject                                                5
II.         Annexes                                                5
III.        Selling Restrictions
IV.         Banking Syndicate                                      9
V.          Commission and Expenses                                9
VI.         Representations and Warranties                         10
VII.        Payment to the Issuer                                  12
VIII.       Closing Documentation                                  12
IX.         Prospectus, Listing and Reporting Obligations          13
X.          Global Bond Certificate and Printing of the Bonds      15
XI.         Paying Agency and Servicing of the Bonds               17
XII.        Covenants                                              19
XIII.       Right of Termination                                   19
XIV.        Communications                                         20
XV.         Currency indemnity                                     20
XVI.        Reopening of the Issue                                 20
XVII.       Applicable Law and Jurisdiction                        21
XVIII.      Counterparts                                           21

Annex A     Terms of the Bonds                                     22
Annex B     Global Bond Certificate                                37
Annex C-1   Individual Bond (Face)                                 39
Annex C-2   Interest Coupon (Face)                                 40
Annex C-3   Specimen Signature Form                                41
Annex D     Certificate of No Material Adverse Change              42
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                                       -3-

                      Entered into as of December 12, 2000

                                     between

                                    MBIA Inc.
                            113 King Street, Armonk,
                             New York 10504, U.S.A.
                        (hereinafter called the "issuer")
                                                               of the first part

                                       and

                        DEUTSCHE BANK AKTIENGESELLSCHAFT
         Frankfurt a.M., acting through its registered Zurich branch at
                   Bahnhofquai 9/11, 3023 Zurich, Switzerland
                           (hereinafter called "DBZH")

                                       and

                               BANCA DEL GOTTARDO
               Viale Stefano Franscini 8, 6901 Lugano, Switzerland

                                       and

                           CREDIT SUISSE FIRST BOSTON
                 Uetlibergstrasse 231, 8045 Zurich, Switzerland

                                       and

                                     UBS AG
                  acting through its business group UBS Warburg
                   Bahnhofstrasse 45, 8098 Zurich, Switzerland
                                       and

                           BANK JULIUS BAER & CO. LTD.
                   Bahnhofstrasse 36, 8001 Zurich, Switzerland
                                       and

                                BANK VONTOBEL AG
                   Bahnhofstrasse 3, 8001 Zurich, Switzerland
                                       and

                             BNP PARIBAS (SUISSE) SA
                 2, place de Hollande, 1204 Geneva, Switzerland
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                                       -4-

                                       and

                              UNION BANCAIRE PRIVEE
                   Rue du Rh6ne 96-98,1211 Geneva, Switzerland

(each a "Manager" and hereinafter collectively with DBZH called the "Managers")

                                                              of the second part
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                                       -5-

I.    SUBJECT

1. Subject to the terms and conditions hereof, the Issuer agrees to issue and sell to the Managers at, a price of 100.925 % of the principal amount (the "Issue Price"), and the Managers agree to purchase severally but not jointly

            4.50 % Bonds 2000 - 2010, due June 15, 2010, in the principal amount of CHF 175,000,000 (one hundred seventy-five million Swiss Francs) (the "Bonds")

        subject to reopening as provided in the Terms of the Bonds.

2. The issuance of the Bonds has been authorized by the Board of Directors of the Issuer by resolution passed on November 9, 2000.

3. The net proceeds of the issue of the Bonds will be applied by the Issuer for general corporate purposes and for the repayment of the Issuer's $100 million 9% notes maturing February 15, 2001. None of the Managers shall have any responsibility for or be obliged to concern itself with the application of the net proceeds of the issue of the Bonds.

4. DBZH shall represent the Managers toward the Issuer in all matters concerning the entering into and execution of this Agreement and represents to the lssuer that it has been authorized by each of the Managers so to act. DBZH further represents that it has been duly authorized by and holds valid powers of attorney of the Managers which it represents at the signing of this Agreement.

II.   ANNEXES

 The content of each of the Annexes attached hereto, i.e

      Annex A:          Terms of the Bonds
      Annex B:          Global Bond Certificate
      Annex C:          Individual Bond (Face) (C-1)
                        Interest Coupon (Face) (C-2)
                        Specimen Signature Form (C-3)
      Annex D:          Certificate of No material Adverse Change

 shall constitute an integral part of this Bond Purchase and Paying Agency Agreement (hereinafter referred to as the "Agreement").

III.  SELLING RESTRICTIONS

United States of America

Each of the Managers represents and covenants that it has observed and covenants that it will observe the following restrictions in offers and sales of the Bonds and the distribution of documents relating to the Bonds.
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                                       -6-

A. For the purpose of this Article III, "United States," "U.S. person" and "Restricted Period" have the meanings set forth in Section E below.

B. Each Manager understands that the Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended (the "Securities Act") and each Manager understands that the Bonds are intended to be obligations that are not required to be in registered form for the purposes of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder.

C. Each Manager represents that it has not offered or sold, and agrees that it will not, during the Restricted Period, offer or sell, directly or indirectly, in the United States or to or for the account or benefit of any U.S. person any Bonds no matter how acquired. In connection with the sale of a Bond during the Restricted Period, each Manager agrees that it has not delivered and will not deliver such Bond in definitive form within the United States. Each Manager which is a U.S. person (disregarding the exclusion for Distributors set forth in the definition of "U.S. person") represents and agrees that it is buying the Bonds for the purpose of resale in connection with the original issuance thereof, and, with respect to any Bonds that it retains for its own account, that it will do so only in compliance with the requirements of United States Treasury Regulation
      Section 1.163-5(c)(2)(i)(D)(6), including providing a certificate within a reasonable period of time stating that it agrees to com ply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code, and the regulations thereunder.

D. Each Manager understands that an offer or sale would be considered to be made in the United States if, among other factors, such Manager who is the offeror or seller of such Bonds has an address within the United States for the offeror or seller of such Bonds with respect to such offer or sale.

E. Each Manager further agrees to deliver (at prior to the confirmation of sale thereof) to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases from it any of the Bonds during the Restricted Period, a confirmation or other notice stating substantially the following:

         "The Securities referred to in the accompanying confirmation (the "Securities") have not been registered under United' States Securities Act of 1933, as amended (the "Securities Act").

         By your purchase of the Securities, you represent and agree that you have not offered or sold and will not, during the Restricted Period, offer, sell or deliver, directly or indirectly, in the United States or to or for the account or benefit of any U.S. person any of such Securities, no matter how acquired.

         As used herein, "United States" means the United States of America (including the States and District of Columbia), its territories and its possessions; the term "U.S. person" means (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States (or any of its political subdivi-
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                                       -7-

         sions), (c) an estate or trust 'the income of which is subject to United States federal income taxation regardless of its source or (d) any other person or entity included in the definition of U.S. person under Regulation S under the Securities Act; provided, however, that the term "U.S. person" shall not include the Managers named in the Bond Purchase and Paying Agency Agreement dated as of December 12, 2000, relating to the Securities or any other person that is both a distributor within the meaning of Rule 902(d) under the Securities Act and an exempt distributor within the meaning of Treasury Regulations
         Section 1.163-5(c)(2)(i)(D)(5) (each a "Distributor").

         "Restricted Period" means the period which begins on the earlier of the Payment Date ("December 15, 2000") or the first date on which the Securities are offered to persons other than the Distributors, and which ends 40 days after the Payment Date, provided that with respect to a Security held as part of an unsold allotment or subscription, any offer or sale of such Security by the Issuer or a Distributor shall be deemed to be made during the Restricted Period."

F. Each Manager represents and agrees that if it enters into any contractual agreement for the distribution or delivery of the Bonds (other than this Agreement) such arrangement will contain the selling restrictions set forth in this Article III.

G. Each Manager acting on its own behalf and on behalf of its affiliates and any person acting on its behalf represents that any payment of interest or principal with respect to any Bond made as Paying Agent, as such term is defined in Article XI, shall be made within Switzerland.

H. Each Manager represents and agrees that the issuance of the Bonds is subject to guidelines or restrictions imposed by governmental, banking or securities authorities in the Confederation of Switzerland.

I. Each of the Mangers (acting on its behalf and on behalf of its affiliates and any person acting on its behalf) represents and agrees that; (A) the Bonds will be offered and sold in accordance with the practices and documentation customary in the Confederation of Switzerland; (B) it will use reasonable efforts to sell the Bonds within the Confederation of Switzerland; (C) neither DBZH nor any of the other Managers has applied, nor will any of them apply, for listing of the Bonds on any exchange outside the Confederation of Switzerland; and (D) more than 80% by value of the Bonds included in this offering are or will be offered and sold to persons who are not distributors (as defined in United States Treasury Regulation Section 1.163-5(c)(2)(i)(D)(4)) by distributors (as so defined) maintaining an office located in the Confederation of Switzerland.

J. Each Manager represents and agrees that neither it nor any of its affiliates nor any person acting on its behalf has undertaken, or will undertake any directed selling efforts (as defined in Regulation S under the Securities Act) with respect to the Bonds in the United States, including without limitation, any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market for the Bonds in the United States, and that it will have in effect, in connection with the offer and sale of the Bonds during the Restricted Period, Procedures reasonably designed to ensure that its employees or agents who are directly engaged in selling Bonds are aware that the Bonds may not be offered or sold during the Restricted Period to a U.S. person or within the United States and each Manager, its affiliates and any person acting on its behalf have complied with or will comply with the offering restriction requirements of Regulation S under the Securities Act.

K. With respect to each affiliate (as defined in United States Treasury Regulation Section 1.163-5(c)(2)(i)(D)(4)) of a Manager and person that acquires Bonds from a Manager for the purpose of offering or selling such Bonds during the Restricted Period pursuant to a written agreement with such Manager, such Manager repeats and confirms the representations and agreements contained in 'this Article 111.

L. With the exception of this Agreement, each Manager represents and agrees that it has not entered into and will not enter into any contractual arrangements with respect to the distribution and delivery of the Bonds, except with I affiliates or with 'the prior written consent of the Issuer.

M. The Global Bond Certificate, Bonds and Coupons shall bear a statement on their face to the effect that any U.S. person who holds such obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Code.

N. Each Manager has been advised by the Issuer and acknowledges and confirms that it is aware (a) that a violation or breach of any of the terms and conditions of Article III of 'this Agreement could directly cause the Issuer to become subject to damages and liabilities (including, but not limited to, excise taxes, a loss of the interest deduction and assumption of withholding taxes) under various United States securities and tax laws, and (b) that, as a consequence, such Manager could be held liable under Swiss law for damages and liabilities, in the event it violated or breached such terms and conditions.

United Kingdom

Each Manager listed on the front page of this Prospectus has represented and agreed that: (i) it has not offered or sold and prior to the expiry of six months from the Closing Date (December 15, 2000) will not offer or sell any Bonds to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Bonds in, from or otherwise involving the United Kingdom, and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issue of the Bonds to a
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                                       -9-

person who is of a kind described in article 11(3) of the Financial Services Act 1986 (investment Advertisements) (Exemptions) Order 1996, as amended by the Financial Services Act 1986 (investment Advertisements (Exemptions) Order 1997, or is a person to whom such document may otherwise lawfully be issued or passed on.

IV.   BANKING SYNDICATE

The Issuer agrees to issue to the Managers, and the Managers agree to subscribe severally but not jointly for, the Bonds in the aggregate principal amount of CHF 175,000,000 (one hundred seventy-five million Swiss Francs) in the denominations of CHF 10,000 or multiples thereof according to the following quotas:

                                                                 Quota
                                                                 CHF
Lead-Manager:
Deutsche Bank Aktiengesellschaft, Zurich Branch              151,000,000

Co-Lead-Managers:
Banca del Gottardo                                             5,000,000
Credit Suisse First Boston                                     5,000,000
UBS AG                                                         5,000,000
Bank Julius Baer & Co. Ltd.                                    3,000,000
Bank Vontobel AG                                               2,000,000
BNP PARIBAS (SUISSE) SA                                        2,000,000
Union Bancaire Privee                                          2,000,000

Total                                                        175,000,000

V.    COMMISSION AND EXPENSES

1. The Issuer will pay on December 15., 2000 (hereinafter called "the Closing Date") to DBZH for account of the
      Managers:

      (a) an underwriting commission and management fee of 1.30 % to be calculated on the CHF 175,000,000 principal amount, and

      (b) a fixed amount of CHF 500,000 which represents a lump sum for the full and complete reimbursement for all out-of-pocket expenses incurred by DBZH.

      The payment by the Issuer of (a) and (b) above shall be set off against the payment on the Closing Date by the Managers to the Issuer of the Issue Price pursuant to Article I above, resulting in the net proceeds as per
      Article VII, so that there shall be no actual transfer of funds required to be made by the Issuer.

2.    The Issuer shall further bear, when ascertainable and due:

(a) all costs and expenses, including legal or other fees incurred by the Issuer in connection with the preparation of the documents required by
      Article VIII;

(b) all present or future taxes, duties or other charges levied by or within the United States of America in connection with the execution and delivery of this Agreement,

(c) the commissions and expenses for the servicing of the Bonds as per Article XI; and

(d) the expenses incurred in connection with the publication of all notices relating to the Bonds pursuant to the Terms of the Bonds.

3. The Issuer will reimburse the Managers on first demand for customary bank charges, legal fees and other costs and expenses incurred or to be incurred by the Managers in case of or in connection with a reorganization, merger or restructuring which necessitates any material amendment to the documentation relating to the Bonds or a default, actual or threatened, of the issuer as well as in connection with the preservation and enforcement of any rights under this Agreement, the Global Bond Certificate, the Bonds or the Coupons (if printed).

VI.   REPRESENTATIONS AND WARRANTIES

1.    The Issuer represents and warrants to the Managers that :

1.1 Status: it is a corporation duly incorporated and validly existing under the laws of the State of Connecticut, United Skates of America, capable of suing and being sued and has the power and authority to own its assets and to conduct 'he business which it presently conducts and to conclude the transactions contemplated by this Agreement;

1.2 Powers: it has the power to enter into, to exercise its rights and perform and comply with its obligations under, this Agreement;

1.3 Authorization and Consents: all actions, conditions and things (if any) required by the laws of the State of Connecticut and the United States of America have been taken, fulfilled and done (including the obtaining of any necessary consent) in order:

      (a) to enable it lawfully to enter into, and exercise its rights and perform and comply with its obligations under, this Agreement, the Bonds and the Coupons; and

      (b) to ensure that those obligations are legally valid and binding and enforceable in accordance with their terms;

1.4 Non-Violation of Laws, etc.: its entry into, and exercise of its rights and/or performance of or compliance with its obligations under this Agreement, the Global
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                                      -11-

Bond Certificate, the Bonds and the Coupons does not violate in any material way:

(a)   any law to which it is subject; or

(b)   its constituent documents; or

(c) any agreement or undertaking to which it is a party or which is binding on it or any of its assets, nor results in the creation of, or obliges it to increase any security over those assets;

1.5 Obligations Binding: its obligations under this Agreement, the Global Bond Certificate, the Bonds and the Coupons are valid, binding and enforceable in accordance with its terms, subject to any laws from time to time in effect relating to bankruptcy, insolvency, reorganization, moratorium or liquidation and any other laws or procedures of general applicability relating to or affecting creditors' rights;

1.6 Prospectus: the Issuer has taken all reasonable care to ensure that the information contained in the Prospectus (as defined in Article IX.1) is accurate in all here are no other material facts the omission of which would, in the context of the issue of the Bonds, make any statement therein misleading;

1.7 Accounts: the financial statements contained in the Prospectus present a true and fair view of the results and financial position of the issuer for the periods and as of the dates thereof in all material respects, all in conformity with generally accepted accounting principles in the United States of America;

1.8 No Material Adverse Change: save as disclosed in the Prospectus, there has been no material adverse change in the consolidated financial condition or operations of the Issuer since December 31, 1999, which would materially affect its ability to carry out its obligations hereunder or under the Global Bond Certificate, the Bonds and Coupons;

1.9 Litigation: except as disclosed in the Prospectus, with regard to itself, and its subsidiaries, no litigation, arbitration, governmental or administrative proceeding is current or pending or, so far as is aware, threatened:

      (a) to restrain its entry into, exercise of its rights under, or performance of or compliance with the obligations of the Issuer under this Agreement, the Global Bond Certificate or the Bonds or Coupons; or

      (b) which has or could have a material adverse effect on the financial position or operations of the Issuer and its subsidiaries taken as a whole;

1.10 No Default: none of the events described in Sections 9 and 10 of the Terms of the Bonds has occurred and is continuing.

1.11 Listing Rules: it will comply with the reporting requirements of the SWX Swiss Exchange as described in Article IX hereof and submit to the procedure and
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                                      -12-

      the decision. of the Admission Board, the Disciplinary Commission and the Arbitration Panel of the SWX Swiss Exchange pursuant to Articles 81-83a of the Listing Rules.

2. Since the commitment of the Managers to subscribe and pay for the Bonds is made on the basis of the aforesaid warranties, the Issuer hereby undertake with the Managers that it will hold the Managers indemnified against all losses, liabilities, costs, charges and expenses, which they may incur as a result of or in relation to any material misrepresentation or any material breach of the above warranties.

      As long as any of the Bonds are outstanding,. the Issuer shall give prompt notice to DBZH of any claim, action or proceeding which might give rise to a claim under this Subsection 2.

VII.  PAYMENT TO THE ISSUER

Subject to the receipt by DBZH of the documents listed in Article VIII, on December 15, 2000, DBZH, on behalf of the Managers will pay to the Issuer the net proceeds of the Bonds (Issue Price minus the commission and expenses mentioned in Article V) of CHF 173,843,750 in same day funds against delivery of the Global Bond Certificate to DBZH pursuant to Article VIII.

Subject to any Swiss National Bank or other regulations which may be in force on the Closing Date, such net proceeds will be at the free disposal of the Issuer and shall not entitle the Issuer to any interest thereon.

The respective instruction(s) - also containing the transfer details - signed by a duly authorized person of the Issuer, shall be received by DBZH, Zurich at the latest at 09:00 a.m. (Zurich time) two business days in Zurich prior to the Closing Date in order to ensure their execution with the value being the Closing Date.

VIII. CLOSING DOCUMENTATION

DBZH hall have received from the Issuer not later than three business days in Zurich prior to the Closing Date, or with the consent of DBZH thereafter, but on or prior to file Closing Date, the following documents (unless otherwise specified, one original or copy certified as a true copy by the Issuer shall be submitted):

1. Power of Attorney (if necessary) of the Issuer conferring the necessary authority upon the person(s) signing any document(s) and lists of specimen signatures, such documents being:

      -     this Agreement,
      -     the Prospectus,
      -     the Global Bond Certificate.(as per Annex B),
      -     the Individual Bond (as per Annex C-1),
      -     the Specimen Signature Form (as per Annex C-3),
      -     the Certificate of No Material Adverse Change (as per Annex D):

2. A copy of the Resolution of the Board of the Issuer of November 9, 2000 authorizing (i) the execution and the performance of the obligations under this Agreement and (ii) the issue, sale and delivery of the Global Bond Certificate and the Bonds, certified by the Issuer's Secretary;

3. A certificate of good standing issued by the Secretary of State of Connecticut and two certified copies of the Articles of Incorporation and of the By-Laws of the Issuer;

4. Three copies of the Consolidated Financial Statements of the Issuer for each the year 1998 and '11999;

5. All quarters or semi-annual financial statements of the issuer published during the current financial year;

6. Certificate of No Material Adverse Change (in the form of Annex D), signed by the authorized person(s) of the Issuer;

7. Original Legal and Tax Opinion by the legal and tax advisers to the Issuer on the laws of the United States of America and, with respect to the Legal Opinion only, the State of Connecticut and with respect to the Issuer's corporate status and its ability to issue the Global Bond Certificate and the Bonds and in respect of taxes imposed by the United States of America, dated as of the Closing Date;

8. Global Bond Certificate (in the form of Annex B), signed by authorized person(s) of the issuer;

9. Specimen Signature Form (in the form of Annex C-3), signed by the authorized person(s);

10. Five copies of the Prospectus signed by the authorized persons of the Issuer, uncertified; and

11.   Comfort Letter of the Issuer's independent accounts.

All documents shall be in English. Documents 6 to 8 and 11 shall be dated the Closing Date, and documents 7 and 11 shall be substantially as agreed between the Issuer and DBZH. All such documents shall be prepared or procured by the Issuer, except for the Global Bond Certificate and the Prospectus which shall be prepared by DBZH for signing by the Issuer.

IX.   PROSPECTUS, LISTING AND REPORTING OBLIGATIONS

1.    Prospectus

      DBZH shall receive from the Issuer on behalf of the Managers in due time all necessary material, information and documentation with respect to the Issuer required for the preparation by DBZH of the prospectus (the "Prospectus") in accordance with the listing rules of the SWX Swiss Exchange (the "Listing Rules"). The Prospectus shall be reviewed, and approved by signing it, by the Issuer.

2.    Listing

      DBZH shall take all necessary actions for the purpose of obtaining and maintaining the admission and quotation of the Bonds during their whole life on the SWX Swiss Exchange. DBZH will prepare the listing advertisements in German and French and will arrange for its publication in Swiss newspapers.

3.    Reporting Obligations

      The Issuer will use its best efforts in strictly adhering to the rules and regulations of the SWX Swiss Exchange in order to maintain the listing during the entire term of the Bonds. The Issuer shall adhere to the conditions for maintaining the listing as set forth in the Listing Rules, including, without limitation:

3.1.  Periodic Publication of Annual Reports

      The Issuer shall publish its business reports including the auditors' reports. The business report shall include the annual report, the balance sheet, the profit and loss account and, if required, the cash flow account. These documents must be published within six months after the end of every fiscal year and handed in to the Admissions Board of the SWX Swiss Exchange not later than on the date of their publication. In addition, the business reports must be freely obtainable at the office of the Issuer.

3.2   Ad hoc-Publicity

      Subject to and in accordance with Article 72 of the Listing Rules, the Issuer shall inform the Admissions Board of the SWX Swiss Exchange and the market of any price sensitive facts which have arisen in its sphere of activity and are not public knowledge. Price sensitive facts mean new facts which because of their considerable effect on the Issuer's assets and liabilities or financial position or on the general course of business are likely to result in substantial movements in the price of the Bonds.

      The Issuer may postpone the disclosure of such information if the new facts are based on a plan or decision of the Issuer, and its dissemination is likely to prejudice the legitimate interest of the Issuer.

3.3   Disclosure of changes in the right attached to the Bonds

      The Issuer must inform the public immediately upon any change in a right attached to the Bonds.
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                                      -15-

3.4   Further disclosure obligations of the Issuer

      The Issuer must provide the Admissions Board of the SWX Swiss Exchange with all the information necessary to protect investors and insure the smooth operation of the market.

4.    Sanctions and means of legal redress

      The Issuer confirms that it is aware of the conduct deserving of sanctions according to Article 81 of the Listing Rules and of the sanctions that may be imposed in accordance with Article 82 of the Listing Rules, and it undertakes to use any means to avoid such conduct deserving of sanctions.

      If, as a result of the Issuer's conduct, sanctions should be imposed, the Issuer shall take on the obligations and bear any costs resulting from such sanctions and shall further indemnify DBZH for any damages.

      The Issuer as well as DBZH shall have the right to make appeals in accordance with Article 83 and Article 83a of the Listing Rules.

5.    Annual Reports

As long as any of the Bonds is outstanding, the Issuer shall send four copies of their Annual Reports to:

SWX Swiss Exchange
Admissions Board
Selnaustrasse 32
P.O. Box
CH-8021 Zurich/Switzerland

X.    GLOBAL BOND CERTIFICATE AND PRINTING OF BONDS

1.    Form and Denomination

This issue of Bonds is represented by a global bond certificate in the form of Annex B hereto (the "Global Bond Certificate") and is divided into co-ownership quotas of CHF 10,000 or multiples thereof entitling to payment of interest (the "Coupons") and allocated to the co-owners (the "Bondholders" and the "Coupons holders"), respectively, The Global Bond Certificate will be deposited by DBZH with SIS SEGAINTERSETTLE AG, The Swiss Securities Services Corporation ("SIS"), in Olten, Switzerland, or any other securities clearing system approved by the Admission Board of the SWX Swiss Exchange (the "Depositories"). Except as provided in this Article X and Section 1 of the Terms of the Bonds, individual bonds shall not be printed or delivered.

2.    Printing of the Bonds

      DBZH shall arrange for the printing of definitive Bonds at its cost and arrange for delivery of definitive Bonds to SIS for distribution to the Bondholders (i) if definitive Bonds are required to be printed by applicable law, (ii) upon the request of any Bondholder or (iii) in case of an Event of Default as provided for in Section 9 of the Terms of the Bonds. However, the Bonds and Coupons may not be exchanged against the Global Bond Certificate earlier than the 41st day following completion of the distribution of the Bonds.

      If printed, the Bonds and Coupons will be printed in accordance with the rules and regulations of the SWX Swiss Exchange and shall be substantially in the form of Annex C-1 and C-2 hereto, with the Terms of the Bonds on the back of (as per Annex A), and shall be dated December 15, 2000. The Bonds and Coupons so printed shall be exchanged against the Global Bond Certificate by DBZH which shall cancel the Global Bond Certificate and surrender it to the order of the Issuer.

      The Issuer irrevocably authorizes DBZH to use the specimen signatures deposited with DBZH in accordance with Article VIII. 9 for the printing of the Bonds and Coupons with the same binding effect upon the Issuer as if the Bonds had been issued and signed by the Issuer on the Closing Date.

      Until individual Bonds and Coupons have been issued, the expressions "Bonds" and "Coupons" herein shall mean and include the Global Bond Certificate, and the expressions "Bondholders" and "Couponholders" shall mean and include the bearer of the Global Bond Certificate and the persons entitled to co-ownership rights therein.

3. Servicing of the Printed Bonds and Coupons.
If and when the Bonds are printed, DBZH shall destroy them after their redemption, from time to time, and submit to the issuer lists containing the serial numbers of the Bonds redeemed and destroyed.

If and when the Coupons are printed together with the definitive Bonds, DBZH shall destroy them after payment in respect thereof has been made, from time to time, submitting to the Issuer a statement of the number of Coupons destroyed, classified according to due dates, without, however, keeping or submitting to the Issuer lists containing the serial numbers of the Coupons destroyed. DBZH reserves the right to record cashed Coupons as well as redeemed or replaced Bonds on microfilm or other data carriers and to store them in this way instead of keeping them physically during the period prescribed by law and to destroy them subsequently. This reproduction of Coupons and Bonds will remain in safekeeping at DBZH during the statutory limitation. *

If Bonds and Coupons have not been printed, DBZH shall cancel the Global Bond Certificate and return it to the Issuer upon receipt from the Issuer of all payments due and payable under the Terms of the Bonds and the Agreement.

XI.      PAYING AGENCY AND SERVICING OF THE BONDS

1. Paying Agents

The Issuer appoints DBZH as principal paying agent (the "Principal Paying Agent") and the other financial institutions mentioned in Section 6 of the Terms of the Bonds as paying agents (the "Paying Agents").

All Paying Agents (including any additional paying agents appointed by the issuer as described below) shall act in such capacity only through their offices located in Switzerland. Each Paying Agent shall be a person that, for U.S. tax purposes, is a non-U.S. corporation that is not a controlled foreign corporation and that has not in any 3-year period preceding any year in which it acts as Paying Agent derived income that is effectively connected with a U.S. business in an amount equal to 50% or more of its gross income for such period. By agreeing to act as Paying Agent, each person appointed as such represents and agrees that it will so act only for so long as it is not disqualified by the foregoing.

Without the consent of DBZH, the Issuer shall not appoint any additional paying agents other than DBZH and the other financial institutions mentioned in Section 6 of the Terms of the Bonds (if any) and shall not pay any commissions or remuneration for the collection of Coupons and/or Bonds to others than the Principal Paying Agent and the Paying Agents.

If, at any time during the life of the Bonds, DBZH shall resign or become incapable of acting as Principal Paying Agent or as agent of the Bondholders as contemplated by the Terms of the Bonds or shall be adjudged bankrupt or insolvent, DBZH may be substituted as Principal Paying Agent by a major Swiss bank chosen by the Issuer. In case of its resignation, DBZH shall give the issuer due notification thereof and sufficient time to appoint a Substitute Principal Paying Agent. In the event of any replacement of DBZH as Principal Paying Agent, all references to DBZH shall be deemed to refer to such replacement. Notice of appointment of any substitute Principal Paying Agent shall be published in accordance with Section 13 of the Terms of the Bonds.

If any Paying Agent resigns or becomes incapable of acting as such or shall be adjudged bankrupt or insolvent, the agency relationship between the Issuer and that Paying Agent shall terminate and the issuer may appoint a successor Paying Agent upon approval of DBZH which will not be unreasonably withheld. Notice to the Bondholders of the appointment of any successor Paying Agent shall be made in accordance with the provisions of Section 13 of the Terms of the Bonds.

Payments on the Bonds by the Issuer or any Paying Agent will, if made by mail, be made only to an address that is within Switzerland or, if made by wire or similar transfer, be made only to an account maintained by the holder in Switzerland.

2.       Transfer of Funds

The Issuer will effect transfer of the funds required to make any payment of principal and interest on the Bonds to DBZH as Principal Paying Agent on behalf of all Paying Agents, for value the respective due date provided that, if such due date does not fall on a Business Day, the Issuer shall be obliged to effect transfer of such payments for value the Business Day immediately preceding such due date.

DBZH is entitled to charge default interest at the higher of (i) the interest rate for one day funds in Swiss Francs prevailing on the respective date, (ii) the annual interest rate of the Bonds, or (iii) the interest rate generally available under Article 104 of the Swiss Code of Obligations, as amended from time to time, for any payment not received on the due date if DBZH advances funds payable by the Issuer.

Except as required by law, any such transfer by the Issuer shall be made in accordance with Sections 5 and 6 of the Terms of the Bonds, in freely disposable Swiss Francs, irrespective of any present or future transfer restrictions and notwithstanding any bilateral or multilateral payment or clearing agreement which, may be applicable at the time of such transfer.

Any set-off by the issuer of its payment obligations against any claim of the Issuer against DBZH shall not be valid payment, unless expressly agreed by DBZH.

Not later than five Business Days before each due date, DBZH will supply the issuer with any necessary information, including reference numbers and the name of a contact person for the receipt of funds. Not later than four Business Days before each due date the issuer will telex or telefax to such contact person transfer information including the name, address, telephone and telex number of the Manager effecting the transfer as well as a confirmation by the issuer that it has effected the irrevocable paying instruction to that Manager,

DBZH shall credit the funds received to separate non-interest bearing accounts to be opened in the name of the Issuer with DBZH for each Coupon due date and/or redemption date. The receipt by DBZH of the funds shall release the issuer from its obligations under the Global Bond Certificate or the Bonds and Coupons (if printed) for the interest and principal, to the extent of such payment.

Any funds held by DBZH which will not be used as a consequence of Coupons and Bonds not having been collected within the relevant period described by the Statute of Limitations shall be held by DBZH at the disposal of the Issuer. DBZH shall promptly after the expiry of the relevant period inform the Issuer about the respective amount.

"Business Day" means a day on which SIS SEGAINTERSETTLE AG, The Swiss Securities Services Corporation ("SIS") is open for business and commercial banks are open in Zurich and New York for business and foreign exchange (including dealings in Swiss Francs).

3.       Commissions and Expenses

The Issuer will pay to DBZH for the servicing of the Bonds a commission of:

         -        0.100% on the principal amount of Coupons to be paid, and
         -        0.010% on the principal amount of Bonds to be redeemed.

Such commissions shall be distributed among the Paying Agents according to a separate agreement.

XII.     COVENANTS

1. As long as any of the Bonds remain outstanding, the Issuer shall:

1.1 send to DBZH as soon as practicable after release ten copies of the Issuer's annual report on Form 10-K as filed with the SEC (which shall include or be accompanied by the report of the Issuer's independent auditors) non-consolidated and/or consolidated (if available); and

1.2 send to DBZH as :soon as practicable after release any interim financial statements, in particular its quarterly reports on Form 10-Q; and

1.3 send to DBZH as soon as practicable after release any of its reports on Form 8-K; and

1.4 give notice in writing to DBZH of (i) any change in its constituent documents which is relevant to the Bonds and (ii) of any event described under Sections 9 and 10 of the Terms of the Bonds forthwith upon becoming aware thereof and without waiting for DBZH to take any of the actions mentioned herein.

2. The Issuer shall provide the said documents in English. DBIZH will hold the documents available for inspection by investors.

XIII.    RIGHT OF TERMINATION

The Managers, jointly but not severally, reserve the right to withdraw from this Agreement if, prior to December 15, 2000, Zurich-time (i.e. prior to the Closing
Date), there occurs in the United State of America, in Switzerland or elsewhere in the world a change in political; economic, financial or monetary conditions which, in the reasonable opinion of the Managers, would be such as to jeopardize materially the success of the placement of the Bonds. Any such decision of withdrawal by the Managers shall be final and binding upon the Issuer.

Should the Managers decide to withdraw from this Agreement, DBZH, on behalf of the Managers, shall notify the Issuer forthwith by fax, followed by registered letter. In the event of such withdrawal in circumstances when the Managers are entitled to withdraw, each party hereto shall pay the expenses incurred by it in connection with this issue and no party shall have any claim against the others with respect to such withdrawal.

XIV.     COMMUNICATIONS

All communications among the Managers and the Issuer regarding the Bonds shall be made in the English language, by fax, followed by registered letter, and shall be transmitted by the Issuer to: Deutsche Bank Aktiengesellschaft- Frankfurt a.M., Zurich Branch- Bahnhofquai 9/11- 8023 Zurich- Switzerland- Attn: CHF-Debt Capital Markets- Telefax: 0041-1-224-52-70 by the Bank to: MBIA Inc.- 113 King Street-Armonk, NY 10504- United States of America- Attn: Treasurer- Telefax:
001-914-765-3080 A notice or other communication hereunder given by fax shall be deemed to be served when it would be received in the ordinary course of transmission.

XV.      CURRENCY INDEMNITY

If any payment obligation of the Issuer in favor of the Managers according to this Agreement has to be changed from Swiss Francs into a currency other than Swiss Francs (to obtain a judgment, execution, or for any other reason), the Issuer undertakes as a separate and independent obligation to indemnify the Managers for any shortfall caused by fluctuations of the exchange rates applied for such conversions. The rates of exchange to be applied in calculating such shortfall shall be Principal Paying Agent's spot rates of exchange prevailing between Swiss and the currency other than Swiss Francs on the date on which such conversions are necessary.

XVI.     REOPENING OF THE ISSUE

The Issuer reserves the right to reopen the issue (a "Reopening") at any time without the consent of the holders of Bonds through the issuance of additional bonds which will be fungible with the Bonds (i.e., identical especially in respect of the Terms of the Bonds, remaining duration, final maturity, interest rate and security number). The term "Bonds" shall, in the case of such issue, also comprise such additionally issued Bonds.

XVII.    APPLICABLE LAW AND JURISDICTION

This Agreement shall be governed by Swiss law.

Any dispute which might arise between the Managers on the one hand and the Issuer on the other hand regarding this Agreement shall fall within the jurisdiction of the ordinary Courts of Justice of the Canton of Zurich, the place of venue being the City of Zurich, with the right of appeal to the Swiss Federal Court of Justice in Lausanne where the law permits.

Solely for such purpose and for the purpose of execution of this Agreement, the Global Bond Certificate, the Bonds and the Coupons in Switzerland, the Issuer, so long as the Bonds are outstanding, elects legal and special domicile at DBZH, Zurich, and appoints DBZH as its agent for service of process, and DBZH shall send to the Issuer as soon as possible any documents received in this connection.

The Managers shall also be at liberty to enforce their rights and to take legal action against the Issuer before the competent courts in the United States of America, in which case Swiss law shall be applicable with respect to this Agreement.

XVIII.   COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

THUS DONE AND SIGNED in 10 originals as of December 12, 2000

                                    MBIA INC.

                                /s/ Joseph Sevely


                        DEUTSCHE BANK AKTIENGESELLSCHAFT
                          Frankfurt a.M., Zurich Branch

                        /s/ illegible      /s/ illegible


                               BANCA DEL GOTTARDO
                           CREDIT SUISSE FIRST BOSTON
                                     UBS AG
                           BANK JULIUS BAER & CO. LTD.
                                BANK VONTOBEL AG
                             BNP PARIBAS (SUISSE) SA
                              UNION BANCAIRE PRIVEE

                                  /s/ illegible



              (Managers duly represented with power of attorney by
                Deutsche Bank Aktiengesellschaft, Zurich Branch,)

Annex A
TERMS OF THE BONDS

The Terms of the 4.50 % Bonds 2000 - 2010, in the principal amount of CHF 175,000,000 (the "Bonds") issued by MBIA Inc. (the "Issuer") under and in accordance with a Bond Purchase and Paying Agency Agreement of December 12, 2000, between the Issuer, Deutsche Bank Aktiengesellschaft, Frankfurt a.M., Zurich Branch and several other Managers, are the following:

1.       Form and Denomination, Reopening

The Bonds and Coupons, if printed, shall be evidenced in bearer form and title thereto shall pass by delivery. The Bonds have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be converted into registered Bonds.

This issue of Bonds is represented by a global bond certificate (the "Global Bond Certificate") and is divided into co-ownership quotas of CHF 10,000 or multiples thereof, rendering the entitlement to payment of interest (the "Coupons"). The persons rendered co-ownership quotas and the persons entitlements to payment of interest will be herein referred to as the "Bondholders" and the "Couponholders" respectively. The Global Bond Certificate will be deposited by Deutsche Bank Aktiengesellschaft, Frankfurt a.M., Zurich Branch ("DBZH") with SIS SEGAINTERSETTLE AG, the SwissSecurities Corporation ("SIS") in Olten, Switzeriand, or any other securities clearing system approved by the Admission Board of the SWX Swiss Exchange (the "Depositories").

DBZH shall arrange for the printing of definitive Bonds at its cost and arrange for delivery of definitive Bonds to SIS for distribution to the Bondholders (i) if definitive Bonds are required to be printed by applicable law, (ii) upon the request. of any Bondholder or (iii) in case of an Event of Default as provided for in Section 9 of the Terms of the Bonds. However, the Bonds and coupons may not be exchanged against the Global Bond Certificate earlier than the 41st day following completion of the distribution of the Bonds.

So long as no individual Bonds and Coupons have been. issued, the expressions "Bonds" and "Coupons" herein shall mean and include the Global Bond Certificate, and "Bondholder" and "Couponholder" herein shall mean and include the persons entitled to co-ownership quotas and the bearer of the Global Bond Certificate therein.

If printed, Bonds, Coupon-sheets or Coupons which are mutilated, lost or destroyed may be replaced at the office of DBZH in Zurich against payment by the holder of the respective Bonds, Coupon-sheets or Coupons at such costs as may be incurred in connection therewith and on such terms as to evidence and indemnity as the Issuer and DBZH may require and, in the case of mutilation, upon surrender of the Bonds, Coupon-sheets or Coupons.

The issuer reserves the right to reopen this issue at any time without the consent of the Bondholders through the issuance of additional bonds which will be fungible with the Bonds (i.e. identical especially in respect of the Terms of the Bonds, remaining duration, security number, final maturity and interest rate), The term "Bonds" shall, in the case of such issue, also comprise such additionally issued Bonds.

2.       Use of Net Proceeds

The net proceeds of the issue of the Bonds will be applied by the Issuer for general corporate purposes and for the repayment of the Issuer's $100 million 9% notes maturing February 15, 2001.

3.       Interest

As from December 15, 2000, the Bonds shall bear interest at a rate of 4.50% per annum, payable annually in arrears on June 15 of each year (the "Interest Payment Date"). For this purpose, the Bonds are furnished with annual Coupons. The first Coupon will become due and payable on June 15, 2001 (short first Coupon).

Interest is computed on the basis of twelve 30-day months of a 360-day year.

Bonds repaid (as per Subsection 4.1) or redeemed (as per Subsection 4.22) shall cease to carry interest from the beginning of the day on which they become due for redemption or repayment,

4.       Redemption

4.1 Final Repayment

Unless previously redeemed (as per Subsection 4.2), the Issuer shall repay all outstanding Bonds at 100% of their principal amount (hereinafter called "Final Redemption Value") without further notice on June 15, 2010.

4.2      Redemption. for Tax Reasons

Should the Issuer at any time present evidence reasonably satisfactory to DBZH, or should DBZH become aware, that there is a material possibility that the Issuer has been required or, on the occasion of the next payment due in respect of the Bonds, would be required (i) to pay Additional Amounts pursuant to the provisions referred to in Section 7, or (ii) to report or account to any taxing authority with respect to any amounts (other than any tax withheld or deducted from interest payable on the Bonds) calculated by reference to any amount payable in respect of the Bonds, then the Issuer may redeem all, but not some only, of the Bonds prior the final maturity at par, plus in each case, the interest accrued until the date of redemption. In case of such early redemption the Bonds cease to bear interest from the date of redemption, The Issuer shall notify DBZH of its intention to redeem all outstanding Bonds not less than 30 nor more than 60 days prior to the date fixed for redemption.

The notice of such early redemption will be published by DBZH in the newspapers mentioned in Section 13, as soon as possible after receipt.

5.       Transfer of Funds by the Issuer

The amounts required for the servicing of the Bonds or Coupons will be made available in good time on each due date in freely disposable Swiss Francs which will be placed at the free disposal of DBZH, Zurich, as Principal Paying Agent, on behalf of the Bondholders and/or Couponholders, irrespective of any present or future transfer restrictions and notwithstanding any bilateral or multilateral payment or clearing agreement which may be applicable at the time of such payments. If the due date for any payment by the Issuer does not fall on Business Day (as defined below), the Issuer undertakes to effect payment for value on the Business Day immediately preceding such due date.

"Business Day" means a day on which SIS is open for business and commercial banks are open in Zurich and New York for business and foreign exchange (including dealings in Swiss Francs).

Upon receipt of the funds and under the same conditions as received, DBZH will arrange payment to the Bondholders and Couponholders. The Issuer shall pay, without costs for the Bondholders or Couponholders, under all circumstances and notwithstanding any future transfer restrictions, irrespective of nationality or domicile of the Bondholders or Couponholders and without requiring any affidavit or the fulfillment of any other formality, except as required by law, any sums due pursuant to the Terms of the Bonds in freely disposable Swiss Francs, outside of any bilateral or multilateral payment or clearing agreement which may exist on the due dates between the United States of America and Switzerland, to DBZH which shall act for this purpose as representative of the Bondholders or Couponholders.

The receipt by DBZH of the funds shall release the Issuer, from its obligations under the Bonds and Coupons for the payment of interest and principal plus premium, if any, to the extent of such payment.

6.       Payments of Funds to the Bondholders and Couponholders

Interest and principal will be paid against surrender of the Bonds and Coupons, as the case may be, in the lawful money of the Confederation of Switzerland without any charges solely at the offices in Switzerland of any of the following Managers (the "Paying Agents"):

Deutsche Bank Aktiengesellschaft, Zurich Branch (the "Principal Paying Agent") Banca del Gottardo
Credit Suisse First Boston and Credit Suisse
UBS AG
Bank Julius Baer & Co. Ltd.
Bank Vontobel AG
BNP PARIBAS (SUISSE) SA
Union Bancaire Privee

If printed, definitive Bonds must be presented and surrendered for payment at one of the above offices with all unmatured Coupons attached, if any. The total value of unmatured missing Coupons shall be deducted from the principal amount of the Bonds payable, but such Coupons shall be paid on presentation until such time as they become time-barred by virtue of the Statute of Limitations in accordance with Swiss law.

Payments on the Bonds by the Issuer or any Paying Agent will, if made by mail, be made only to an address that is within Switzerland or, if made by wire or similar transfer, be made only to an account maintained by the holder in Switzerland.

7.       Taxation

All payments of interest and principal to any Bondholder that is a United States Alien shall be made without deduction of any taxes, imposts, penalties, duties, assessments or governmental charges of any kind or nature at source (hereinafter referred to as "Taxes" or, individually, as a "Tax") present or future, which are required to be withheld including, without limitation, back-up withholding) by the Issuer or any Paying Agent as such), and which are levied or imposed or to be levied or imposed in the United States of America or any political subdivision or taxing authority thereof (the "Taxing Jurisdiction").

In the event that any such Taxes should at any time be required by any such Taxing Jurisdiction to be deducted by the Issuer (or any Paying Agent as such) from any payments, the Issuer shall (subject to Subsection 4.2 and the limitations set forth below) remit to DBZH as the Principal Paying Agent such additional amounts ("Additional Amounts") as may be necessary to ensure that after deduction of any such Taxes of the Taxing Jurisdiction, but before any deduction made in pursuance of Swiss law, every net payment of the principal amount and interest on a Bond to any Bondholder that is a United States Alien will not be less than the amount provided for in such Bond or Coupon to be then due and payable.

However, the Issuer will not be required to make any payment of Additional Amounts to any such Bondholder for or on account of:

(a) any such Tax which would not have been so imposed but for (i) the existence of any present or former connection between such Bondholder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of a power over such Bondholder, if such Bondholder is an estate, a trust, a partnership or a corporation) and the United States, including without limitation, such Bondholder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor) being or having been a citizen or resident thereof or being, or having been, engaged in a trade or business or present therein or having, or having had, a permanent establishment therein, or (ii) the presentation by the holder of any such Bond or Coupon for payment on a date more than 15 days after 'the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

(b) any estate, inheritance, gift, sales, transfer or personal property tax or any similar Tax:

(c) any Tax imposed by reason of such Bondholder's past or present status as a personal holding company, foreign personal holding company, controlled foreign corporation related to the Issuer through stock ownership, private foundation or other tax-exempt organization, in each case with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

(d) any Tax which is payable otherwise than by withholding from payments on or in respect of any Bond or Coupon;

(e) any Tax required to be withheld by any Paying Agent from any payment of principal of or interest on any Bond, if such payment can be made without such withholding by any other Paying Agent in Switzerland;

(f) any Tax imposed by reason of such Bondholder's past or present status the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote; or

(g)      any combinations of items (a), (b), (c), (d), (e), or (f);

nor shall Additional Amounts be paid with respect to any payment in respect of a Bond or Coupon to United States Alien Bondholder (i) that is a fiduciary or partnership or other than the sole beneficial owner of such Bond or Coupon to the extent that a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to such Additional Amounts had such beneficiary, settlor, member or beneficial owner been the Bondholder, or (ii) if such payment could be made without backup withholding if certification were provided to the effect that the beneficial owner of such Bond or Coupon is a United States Alien (but without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Issuer or Paying Agent or any governmental authority).

The term "United States Alien" means any person who, for United states federal income tax purposes, is a foreign corporation, a non-resident alien individual, a non-resident alien fiduciary of a foreign estate or trust, or a foreign partnership to the extent one or more of the members is, as to the United States, a foreign corporation, a non-resident alien individual or a non-resident alien fiduciary of a foreign estate or trust.

The interest on the Bonds is, in accordance with Swiss law at present in force, not subject to any Swiss withholding tax.

8. Status and Limitations on Liens and Disposition of Stock of Restricted Securities

8.1      Status

The Bonds and related interest constitute direct, general, unconditional, unsecured and unsubordinated obligations of the Issuer and rank pari passu and equally with all other present or future unsecured and unsubordinated obligations of the Issuer.

8.2      Limitations on Liens

So long as Bonds are outstanding, the Issuer will not, and will not permit any Subsidiary (as defined in Subsection 3.4) to, directly or indirectly, create, issue, assume, incur or guarantee any indebtedness for borrowed money which is secured by a Mortgage (as defined in Subsection 8.4) of any nature on any of the present or future capital stock of any Restricted Subsidiary (as defined in Subsection 8.4) (or any company, other than the Issuer, having direct or indirect control of any Restricted Subsidiary) unless the Bonds then outstanding and, if the Issuer so elects, any other indebtedness of the Issuer ranking at least pari passu with the Bonds, shall be secured equally and ratably with, or prior to, such other secured debt so long as it is outstanding

8.3      Limitations on Disposition of Stock of Restricted Subsidiaries

So long as Bonds are outstanding, the Issuer will not, and will not permit any Subsidiary (as defined in Subsection 8.4) to, sell transfer or otherwise dispose of any shares of capital stock of any Restricted Subsidiary (as defined in Subsection 8.4) except for:

(a) a sale, transfer or other disposition of any capital stock of any Restricted Subsidiary to a wholly-owned Subsidiary of the Issuer or such Subsidiary:

(b) a sale, transfer or other disposition of the entire capital stock of any Restricted Subsidiary for at least fair value (as determined by the board of directors of the Issuer acting in good faith); or

(c) a sale, transfer or other disposition of the capital stock of any Restricted Subsidiary for at least fair value (as determined by the Board of Directors of the Issuer acting in good faith) if, after giving effect thereto, the Issuer and its Subsidiaries would own more than 80% of the issued and outstanding Voting Stock (as defined in Subsection 8.4) of such Restricted Subsidiary.

8.4      Definitions

For the purposes of this Section 8:

"Mortgage" means any mortgage, pledge, lien, security interest or other encumbrance.

"Restricted Subsidiary" means MBIA Insurance Corporation, a New York corporation, and any successor to all or substantially all of its business; provided that such successor is a Subsidiary.

"Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by the Issuer or by one or more other Subsidiaries, or by the Issuer and one or more other Subsidiaries,

"Voting Stock" means, with respect to any Subsidiary, stock of any class or classes (or equivalent interests), if the holders of the stock of such class or classes (or equivalent interests) are ordinarily, in the absence of contingencies, entitled to vote for the election of the directors (or persons performing similar functions) of such Subsidiary, even though the right so to vote has been suspended by the happening of such a contingency.

9.       Events of Default

DBZH has the right but not the obligation to declare on behalf the holders of Bonds and Coupons all outstanding Bonds plus accrued interest to be immediately due and repayable at their Final Redemption Value, if:

(a) The Issuer is in default in making payment of principal when due and payable; or

(b) The Issuer is in default for a continuous period of 30 days in making any interest payment under the Bonds after the same shall become due and payable; or

(c) The Issuer defaults in performance, or breach, of any covenant or warranty of the Issuer in respect of the Bonds (other than a covenant or warranty in respect of the Bonds a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 60 days after there has been given to the Issuer by DBZH a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

(d) the Issuer fails to make any payment at maturity, including any applicable grace period, in respect of indebtedness, which term as used herein means obligations (other than the Bonds or non-recourse obligations) of, or guaranteed or assumed by, the Issuer for borrowed money or evidenced by bonds, debentures, notes or other similar instruments ("Indebtedness"), in an amount in excess of U.S.$10,000,000 or the equivalent thereof in any other currency or composite currency and such failure shall have continued for a period of 10 days after written notice thereof shall have been given to the Issuer by DBZH and stating that such notice is a "Notice of Default" hereunder; or

(e) the Issuer defaults with respect to any Indebtedness, which default results in the acceleration of Indebtedness in an amount in excess of

U.S.$10,000,000 or the equivalent thereof in any other currency or composite currency without such Indebtedness having been discharged or such acceleration having been cured, waived, rescinded or annulled for a period of 10 days after written notice thereof shall have been given to the issuer by DBZH and stating that such notice is a "Notice of Default" hereunder; or

(f) a court having jurisdiction in the premises enters a decree or order for relief in respect of the Issuer or any Restricted Subsidiary (as defined in Subsection 8.4) in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law if not dismissed within 30 days; or

(g) the Issuer or any Restricted Subsidiary (as defined in Subsection 3.4) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law.

10. Covenant Not to Merge, Consolidate, Sell or Convey Property Except Under Certain Conditions

So long as Bonds are outstanding, the Issuer shall not consolidate with or merge with or into any other corporation or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, unless:

(a) The corporation formed by such consolidation or with or into which the Issuer is merged or which purchases or acquires by conveyance or transfer, or which leases, the properties and assets of the Issuer as an entirety or substantially as an entirety, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District' of Columbia;

(b) upon any such consolidation, merger, sale, lease or conveyance, the due and punctual payment of the principal of, premium, if any, and interest on all the Bonds, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the Terms and Conditions of the Bonds to be performed or observed by the Issuer, shall be expressly assumed, executed and delivered to DBZH, by the corporation formed by such consolidation, or into which the Issuer shall have been merged, or which shall have acquired such property; and

(c) immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default pursuant to Section 9 shall have occurred and be continuing.

In case of any such consolidation, merger, sale or conveyance, and following such an assumption by the successor corporation, such successor corporation shall succeed to and be substituted for the issuer, with the same effect as if it had, been named herein.

Such successor corporation may cause to be signed, and may issue either in its own name or in the name of the Issuer prior to such succession any or all of the Bonds issuable hereunder which theretofore shall not have been signed by the Issuer and delivered to DBZH; and, upon the order of such successor corporation, instead of the Issuer, and subject to all the terms, conditions and limitations prescribed herein, DBZH shall authenticate and shall deliver any Bonds which previously shall have been signed and delivered by the officers of the Issuer to DBZH for authentication, and any Bonds which such successor corporation thereafter shall cause to be signed and delivered to DBZH for that purpose. All of the Bonds so issued shall in all respects have the same legal rank and benefit as the Bonds 'theretofore or thereafter issued in accordance with these Terms and Conditions as though all of such Bonds had been issued at the date of the execution hereof.

In case of any such consolidation, merger, sale, lease or conveyance such changes in phraseology and form (but not in substance), may be made in the Bonds thereafter to be issued as may be appropriate.

In the event of any such sale or conveyance (other than a conveyance by way of lease) the Issuer or any successor corporation which shall theretofore have become such in the manner described in this Section shall be discharged from all obligations and covenants under these Terms and Conditions and the bonds and may be liquidated and dissolved.

DBZH, subject to the provisions, of this Section may receive an opinion of counsel as conclusive evidence that any such consolidation, merger, sale, lease or conveyance, and any such assumption, an any such liquidation or dissolution, complies with the applicable provisions of these Terms and Conditions.

11.      Listing

Application will be made by DBZH for the admission and listing of the Bonds on the SWX Swiss Exchange.

12.      Prescription

Claims for payment of principal and interest, respectively, cease to be enforceable by legal action in accordance with the applicable Statute of Limitations (presently after 10 years (in the case of principal) and 5 years (in the case of interest) from their relevant due dates).

13.      Notices

All notices regarding the Bonds shall be published by DBZH in a newspaper regularly appearing in Zurich.

All notices to the Issuer by any Bondholder or Couponholder shall be transmitted through DBZH exclusively.

14.      Application of Law and Jurisdiction

The Bonds and Coupons are governed by Swiss law.

Any dispute which might arise between the holders of the Bonds or Coupons on the one hand and the Issuer on the other hand regarding the Bonds or the Coupons shall fall within the jurisdiction of the ordinary Courts of Justice of the Canton of Zurich, place of venue being the City of Zurich, with the right to appeal to the Swiss Federal Court of Justice in Lausanne where the law permits. Solely for that purpose and for the purpose of execution of the Bonds or Coupons in Switzerland, the Issuer, so long as the Bonds are outstanding, elects legal and special domicile at DBZH, Zurich, and appoints DBZH as its agent for service of process, and DBZH shall send to the Issuer as soon as possible any documents received in this connection.

The above-mentioned jurisdiction is also valid for the declaration of cancellation of Bonds and Couponssheets and their subsequent replacement. The Issuer shall be discharged by and to the extent of any payment made to a holder recognized as creditor by an enforceable judgment of a Swiss court.

The holders of Bonds or Coupons are also at liberty to enforce their rights and to take legal action against the Issuer before the competent courts in the United States of America, in which case Swiss law shall be applicable with respect to the Bonds or Coupons.

15.      Currency Indemnity

If any payment obligation of the Issuer in favor of the Bondholders or Couponholders has to be changed from Swiss Francs into a currency other than Swiss Francs (to obtain a judgment, execution or for any other reason), the issuer undertakes as a separate and independent obligation to indemnify the Bondholders or Couponholders for any shortfall caused by fluctuations of the exchange rates applied for such conversions. The rate of exchange to be applied in calculating such shortfall shall be the Principal Paving Agent's spot rates of exchange prevailing between Swiss Francs and the currency other than Swiss Francs on the date on which such conversions are necessary.

16.      Bondholders' Meeting

16.1 DBZH or the Issuer may at any time convene a meeting of the Bondholders (a "Bondholders' Meeting").

In case of any event mentioned in Sections 9 and 10 above and as long as DBZH has not exercised its rights thereunder, holders of Bonds who wish that a Bondholders' Meeting should be convened and who represent at least 10% (ten percent) of the aggregate principal amount then outstanding and who are entitled to vote in accordance with Subsections 16.5 and 16.7 below may at any time require DBZH to convene a Bondholders' Meeting, which shall convene such a meeting as soon as practicably possible upon receipt of such request.

16.2 A Bondholders' Meeting may consider any matter affecting the interests of the holders of Bonds (other than matters on which DBZH has previously exercised its rights contained in Sections 9 and 10 above and Section 17 below), including any modification of or arrangement in respect of the terms and conditions of the Bonds and Coupons.

16.3 Notice convening a Bondholders' Meeting shall be given at least 45 days prior to the proposed date thereof. Such notice shall be given by way of one announcement in accordance with Section 13 above, at the expense of the Issuer. It shall state generally the nature of the business to be transacted at such meeting. If an Extraordinary Resolution (as defined below) is being proposed, the wording of the proposed resolution or resolutions shall be indicated. The notice shall specify the day, hour and place of the meeting and also the formal requirements referred to in Subsection 16.5 below. The Issuer and the Paying Agents will each make a copy of such notice available for inspection of the holders of Bonds during normal business hours at each of their respective head offices,

Notice of any resolution passed at a Bondholders' Meeting will be published by DBILH. on behalf in compliance with Section 13 above not less than 10 days after the date of the meeting. Non-publication of such notice shall not invalidate such resolution.

16.4 All Bondholders' Meetings shall be held in Zurich. A chairman (the "Chairman") and a deputy chairman (the "Deputy Chairman") shall be nominated by DBZH in writing. If no person has been so nominated or if the nominated person shall not be present at the Bondholders' Meeting within 30 minutes after the time fixed for holding the meeting, the holders of Bonds present shall choose one of their number to be the Chairman and Deputy Chairman.

The Chairman shall lead and preside over the Bondholders' Meeting, Among others, it shall be his duty to determine the presence persons entitled to vote and to inquire if the necessary quorum (as set forth below) is present. He shall instruct the holders of Bonds as to the procedure of the Bondholders' Meeting and the resolutions to be considered. The Chairman shall sign the minutes referred to in Subsection 16.11 below.

In the case of any equality of votes, the Chairman shall have a casting vote.

A declaration by the Chairman that a resolution has been carried or carried by a particular majority or rejected or not carried by a particular majority shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favor of or against such resolution.

16.5 Each person who produces a Bond or a certificate by a Manager in respect of such Bond relating to that Bondholders' Meeting is entitled to attend and to vote on the resolutions proposed at such Bondholders' Meeting. Holders of Coupons are not entitled to attend or vote at Bondholders' meetings. Said certificate shall be dated before the date of the Bondholders' Meeting and confirm that the Bond is deposited with the Manager and will remain deposited with it until and including the date of the Bondholders' Meeting and that it has not issued any other such certificate with respect to such Bond.

16.6 The quorum necessary in order to vote on resolutions proposed at a Bondholders' Meeting shall be persons entitled under Subsections 16.5 above and
16.7 below holding or representing in the aggregate percentages (or more) of the aggregate principal amount of all outstanding Bonds:

                  each Ordinary Resolution:                   25%
                  each Extraordinary Resolution:              66%

The terms "Ordinary Resolution" and "Extraordinary Resolution" will be defined below.

If within thirty minutes after the time appointed for any Bondholders' Meeting a sufficient quorum is not present, the Meeting shall be dissolved.

16.7 Voting rights shall be determined according to the principal amount of outstanding Bonds held. Each CHF 10,000 principal amount gives right to one vote.

Bonds held by or on behalf of the Issuer or any other natural person or legal entity (aa) which directly or indirectly owns or controls more than 50% of the equity share capital of the issuer, or (bb) of which in the case of a legal entity more than 50% of the equity share capital is controlled by the Issuer directly or indirectly, or (cc) where the Issuer is in a position to exercise, directly or indirectly, control over the decisions or actions of such natural person or legal entity or representative thereof, irrespective of whether or not the latter is affiliated to the Issuer, shall not be entitled to vote at such Bondholders' Meeting.

16.8 A resolution shall be validly passed if approved by the following percentages (or more) of votes cast at a duly convened Bondholders' Meeting held in accordance with this Section 16:

                  each Ordinary Resolution:                   51%
                  each Extraordinary Resolution:              66%

Every proposal submitted to a Bondholders' Meeting shall be decided upon by a poll.

16.9 Any resolution which is not an Extraordinary Resolution (as defined in the following Subsection) shall be deemed to be an Ordinary Resolution (an "Ordinary "Resolution").

16.10 An Extraordinary Resolution (an "Extraordinary Resolution") shall be necessary 'to decide on the following matters at a Bondholders'
         Meeting:

         - to postpone the maturity beyond the stated maturity of the principal of any Bond, or to reduce the amount of principal or premium (if any) payable on any Bond, or to change the date of interest payment of any Bond, or

                  to change the rate of interest or the method of computation of interest of any Bond, or to change any provision for payment contained in the Terms of the Bonds or the place or the currency of repayment of the principal or payment of premium (if any) of any Bond or interest on any Bond, or to amend or modify or waive the whole or any parts of Sections 3, 7, 9 or 10 above or Subsections 16.7 through 16,10, or to create unequal treatment between holders of Bonds of the same class of an issue, or to convert the Bonds into equity, or

                  to change the choice of law and the jurisdiction clause contained in Section 14 above.

The above-mentioned list of issues for which an Extraordinary Resolution shall be necessary is exclusive.

16.11 Any resolution approved at a Bondholders' Meeting held in accordance with this Section 16 shall be conclusive and binding on all present or future holders of Bonds whether present or not, and on all holders of the Coupons.

Minutes of all resolutions and proceedings at a Bondholders' Meeting shall be prepared and signed by the Chairman pursuant to Section 16.4 above.

16.12 If no holder of a Bond or an insufficient number of holders of Bonds shall attend a Bondholders' Meeting, the right to decide on an early repayment of the Bonds or any other measures to protect the interests of the holders of Bonds shall revert to the absolute discretion of DBZH, Any such decision of DBZH shall be final and binding upon the Issuer and the holders of Bonds and Coupons. Notice of any such decision shall be published in accordance with Section 13 above.

17.      Amendment to the Terms of the Bonds

The Terms of the Bonds may be amended from time to time by the agreement between the Issuer and DBZH on behalf of the holders of Bonds and Coupons, provided that in the sole opinion of DBZH such amendment is of a formal, minor or technical nature, is made to correct a manifest error or is not materially prejudicial to the interests of the holders of Bonds and Coupons.
Notice of any such amendment shall be transmitted as per Section 13 above.

Any such amendment shall be binding on the holders of Bonds and Coupons in accordance with its terms.

18.               Severability

If at any time any one or more of the provisions of the Terms of the Bonds is or becomes unlawful, invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

Annex B

GLOBAL BOND CERTIFICATE

ANY "UNITED STATES PERSON" WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165 (j) AND 1287 (a) OF THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA, AS AMENDED.

                                    MBIA Inc.
                            Armonk, New York, U.S.A.
                                 CHF 175,000,000
                             4.50% Bonds 2000 - 2010
                                due June 15, 2010

This Global Bond Certificate has not been and will not be registered under the Securities Act of 1933, as amended, of the United States of America.

MBIA Inc., a corporation incorporated under the laws of the State of Connecticut, promises to Pay to the holder of this Global Bond Certificate, upon its surrender, the amount of CHF 175,000,000 (one hundred seventy-five million Swiss Francs) and interest at 4.50% per annum, payable each year on June 15, in accordance with the Terms of the Bonds set forth in the Bond Purchase and Paying Agency Agreement dated as of December 12, 2000, between MBIA Inc. on the one part, and Deutsche Bank Aktiengesellschaft, Frankfurt a.M., Zurich Branch as principal paying agent and the other Managers named therein on the other part (the "Agreement").

This Global Bond Certificate will be deposited in favor of the Bondholder with SIS SEGAINTERSETTLE AG, The Swiss Securities Services Corporation ("SIS") in Olten, Switzerland, or with any other securities clearing system approved by the Admission Board of the SWX Swiss Exchange until final redemption of the Bonds, or if earlier until such time as this Global Bond Certificate will be exchanged for printed Bonds as provided for in the Terms of the Bonds.

Each Bondholder retains a co-ownership quota in this Global Bond Certificate to the extent of his holding of Bonds. This Global Bond Certificate, which is issued without coupons for interest, is a substitute for Bearer Bonds in the denomination of Swiss francs 10,000 or multiples thereof each with annual Coupons (the "Bonds"), the form of which is set forth in Annex C-1 to the Agreement. This Global Bond Certificate is exchangeable against the Bonds free of charge in accordance with Section 1 of the Terms of the Bonds and Article X. of the Agreement. The Bonds become due and payable without further notice on June 15, 2010 at 100% of their principal amount, unless previously redeemed for tax reasons pursuant to Section 4.2 of the Terms of the Bonds.

December 15, 2000

MBIA INC.

This Global Bond Certificate becomes valid only if countersigned by two officials of Deutsche Bank Aktiengesellschaft, Frankfurt a.M., Zurich Branch.

                        DEUTSCHE BANK AKTIENGESELLSCHAFT
                          Frankfurt a.M., Zurich Branch

Swiss Security Number: 1155166 ISIN Code: CH0011551667 EC/CCC: 012074654

Annex C-1

Individual Bond (Face)

ANY "UNITED STATES PERSON" WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165 (j) AND 1287 (a) OF THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA, AS AMENDED.

                                    MBIA Inc.
                            Armonk, New York, U.S.A.

                             4.50% Bonds 2000 - 2010
                                due June 15, 2010

Bond of CHF 10,000

MBIA Inc, will pay to the holder of this Bond upon surrender the amount of ten thousand Swiss Francs and upon surrender of the relevant interest coupon an amount of interest at 4.50% per annum from December 15, 2000, payable annually on June 15 of each year, in accordance with the conditions printed on the back hereof.

December 15, 2000          MBIA Inc.

By:____

Swiss Security Number: 1155166  ISIN Code: CH0011551667 EC/CCC: 012074654

Annex C-2
Interest Coupon

(Face)

ANY "UNITED STATES PERSON" WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE INCOME TAX LAWS OF THE UNITED STATES OF AMERICA INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165 (j) AND 1287 (a) OF THE INTERNAL REVENUE CODE OF 1986 OF THE UNITED STATES OF AMERICA, AS AMENDED.
         MBIA Inc.
         Armonk, New York, U.S.A.
         4.50 % Bonds 2000 - 2010   No.[ ]
         BOND OF CHF 10,000
         Annual interest due June 15, [2001 - 2010] CHF 450
(BACK)
Paying Agents.

Deutsche Bank Aktiengesellschaft, Frankfurt a,M., Zurich Branch, Banca del Gottardo, Credit Suisse First Boston and Credit Suisse, UBS AG, Bank Julius Baer & Co. Ltd., Bank Vontobel AG., BNP PARIBAS (SUISSE) SA, Union Bancaire Privee

Annex C-3

SPECIMEN SIGNATURE FORM

                                    MBIA Inc.
                            Armonk, New York, U.S.A.
                                 CHF 175,000,000
                             4.50% Bonds 2000 - 2010
                                    due 2010

Specimen signatures for use for the individual Bonds according to Article X.2 of the Bond Purchase and Paying Agency Agreement.

Name

Title:

Name.

Title:

Annex D
[Letterhead MBIA Inc.]

Dated:   December 15, 2000

To:      Deutsche Bank Aktiengesellschaft, Frankfurt a.M., Zurich Branch for
itself and on behalf of the Managers referred to in the "Agreement" referred to below

Care of: Deutsche Bank Aktiengesellschaft, Frankfurt a.M., Zurich Branch, Bahnhofquai 9/11, P.O.Box 7381, CH-8023 Zurich

Gentlemen,

RE:      MBIA Inc. (the "Issuer")
         Armonk, New York, U.S.A.
         4.50% Bonds 2000 - 2010
         in the aggregate principal amount of CHF 175,000,000 (the "Bonds")

                    Certificate of No Material Adverse Change

Pursuant to the Bond Purchase and Paying Agency Agreement dated as of December
12. 2000 (the "Agreement"), between the Issuer, Deutsche Bank
Aktiengesellschaft, Frankfurt a.M., Zurich Branch, and the other Managers named therein covering the issue of the Bonds by the Issuer,

         I:       ..................                 ., being [        ] of MBIA
Inc, HEREBY CERTIFY on behalf of the Issuer that as of the date hereof:

a) except as disclosed in the Prospectus, since December 31, 1999 there has been no material adverse change in the financial condition of the issuer which is material in the context of the issue of the Bonds, and
b) no event has occurred rendering untrue or incorrect to an extent which is material as aforesaid any of the representations and warranties set forth in Article VI of the Agreement, and
c) no event has occurred which constitutes or which with the giving of notice or lapse of time would constitute one of the events referred to in Sections 9 and 10 of the Terms of the Bonds.

                                  Yours truly,
                                    MBIA Inc.

                                     [Title]